Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Announces Preliminary Results of Self-Tender Offer
Company Expects to Purchase 4.7Million Shares at a Price of $18.50 per Share
BOCA RATON, Fla. — September 20, 2007 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today the preliminary results of its previously announced “Dutch Auction” tender offer, which expired at 5:00 p.m. Eastern Time on September 19, 2007.
On August 21, 2007, Agilysys announced the commencement of the tender offer to purchase up to 6,000,000 common shares at a price not less than $16.25 nor greater than $18.50 per share. The closing price of Agilysys shares on September 19, 2007, was $18.18 per share. Based on a preliminary count by National City Bank, the depositary for the tender offer, Agilysys expects to accept for purchase 4,722,811 of its common shares at a purchase price of $18.50 per share, for a total cost of approximately $87.4 million, excluding fees and expenses related to the tender offer. These shares represent 15% of the outstanding common shares as of August 15, 2007.
Based on a preliminary count by the depositary, 4,722,811 shares were properly tendered at prices at or below the purchase price, including 2,100,892 shares that were tendered through the notice of guaranteed delivery, making the tender offer undersubscribed by 1,277,189 shares, or approximately 21%.
“With this tender offer, we have successfully allowed shareholders an opportunity to liquidate all or a portion of their investment following the divestiture of our KeyLink Systems Distribution Business. And at the same time, non-tendering shareholders will increase their pro rata ownership in the company and our future operations,” said Arthur Rhein, chairman, president and chief executive officer. “The fact that the offer was undersubscribed indicates that our current strategy of growing our IT solutions business has strong support from our shareholders.”
The number of shares to be purchased and the purchase price per share are preliminary and subject to verification by the depositary. Final results for the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased and the purchase price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.
The company intends to repurchase the tendered shares using cash on hand. Following this repurchase, Agilysys will have approximately $170 million in cash on hand and $200 million available for borrowings under its credit facility. Management is confident that the combination of existing cash on hand and the current credit facility provides sufficient financial flexibility to fund the company’s growth strategy.
As was previously announced, Agilysys has adopted a share repurchase program for the repurchase of up to 2,000,000 of the company’s shares and has entered into a Rule 10b5-1 Plan to facilitate the repurchase of shares under the repurchase program. In accordance with Securities and Exchange Commission (SEC) rules, the open market repurchase program will not commence until at least 10 business days after the termination of the tender offer.

Agilysys anticipates that the 10b5-1 Plan will be in place for one year following the expiration of the tender offer.
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.
Notwithstanding any statement in this press release to the contrary, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit http://www.agilysys.com.
Analysts/Investor Contact:	Martin Ellis Executive Vice President, Treasurer and Chief Financial Officer Agilysys, Inc. 561-999-8780 martin.ellis@agilysys.com
Media Contact:	Julie Young Director, Corporate Communications Agilysys, Inc. 440-519-8160 julie.young@agilysys.com
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